Exhibit 99.1

SoundThinking, Inc. Reports Fourth Quarter and Full Year 2023 Financial Results

Revenues Increased 24% to a Record $26.0 Million, Marking Highest Quarterly Revenues in Company History

Company Introduces FY 2024 Revenue Guidance Range of $104.0 Million to $106.0 Million, Representing 13% Year-Over-Year Growth at the Midpoint and FY 2024 Adjusted EBITDA Margin Guidance Range of 18 to 20%

FREMONT, CA – February 27, 2024 – SoundThinking, Inc. (Nasdaq: SSTI), a leading public safety technology company, today reported financial results for the fourth quarter ended December 31, 2023.

Fourth Quarter 2023 Financial and Operational Highlights

•
Revenues increased 24% to $26.0 million, compared to $21.0 million for the same quarter of 2022.
•
Gross profit increased 26% to $15.0 million (58% of revenues), compared to $11.9 million (57% of revenues) for the same quarter of 2022.
•
GAAP net income totaled $3.6 million, compared to GAAP net loss of $1.0 million for the same quarter of 2022.
•
Adjusted EBITDA1 totaled $4.8 million (18% of revenues), an improvement compared to $4.3 million (20% of revenues) for the same quarter of 2022.
•
Went “live” in six new cities as well as expanded with two current cities and one corporate customer.
•
Secured a phase one $13.5 million CaseBuilder contract with the New York City Department of Corrections.
•
Launched ShotSpotter in Montevideo, Uruguay, representing the company's third international deployment.

1 See the section below titled “Non-GAAP Financial Measures and Key Business Metrics” for more information about Adjusted EBITDA and its reconciliation to GAAP net income (loss).

Full Year 2023 Financial and Operational Highlights

•
Revenues increased 14% to a record $92.7 million, compared to $81.0 million in 2022.
•
Gross profit increased 13% to $52.7 million (57% of revenues), compared to $46.8 million (58% of revenues) in 2022.
•
GAAP net loss totaled $2.7 million, compared to GAAP net income of $6.4 million in 2022.
•
Adjusted EBITDA2 totaled $14.3 million (15% of revenues), compared to $15.9 million (20% of revenues) in 2022.
•
Annual recurring revenue2 starting on January 1, 2024 was $95.4 million, compared to $79.7 million on January 1, 2023.
•
Sales and marketing spend per $1.00 of new annualized contract value2 was $0.52, compared to $0.40 in 2022.
•
Went “live” with 155 new miles, representing 25 new cities as well as expanded with 16 current cities, two universities and one corporate customer.
•
Acquired SafePointe, LLC (SafePointe), an AI-based weapons detection technology company, which expanded SoundThinking’s SafetySmartTM platform while increasing the company's total addressable market and commercial enterprise buying centers.

•
Released second annual Environmental, Social, and Governance (ESG) Report, emphasizing commitment to engaging law enforcement with technology solutions for positive public safety outcomes.

2 See the section below titled “Non-GAAP Financial Measures and Key Business Metrics” for more information about Adjusted EBITDA and its reconciliation to GAAP net income (loss), annual recurring revenue and sales and marketing spend per $1.00 of new annualized contract value.

Management Commentary

“Our record quarterly revenue in the fourth quarter capped a successful year for SoundThinking,” said President and CEO Ralph Clark. “We added eight new cities under contract in the fourth quarter and deployed 155 new go-live miles in 2023, which demonstrates the robust expansion of our customer base across both the domestic and international markets. Our customers continue to recognize the force multiplier effect SoundThinking’s platform provides, reflected by our 107% revenue retention rate and world-class net promoter score above the 60% level. Furthermore, we are pleased to have reached an $8.6 million extension agreement with the City of Chicago to keep ShotSpotter operational in Chicago through November 2024. We believe this represents tacit acknowledgement of the importance that ShotSpotter has in safeguarding the city’s communities, particularly during the historically turbulent summer months and the upcoming Democratic National Convention. While the Chicago ShotSpotter contract extension expires in Q4'24, we will continue to advocate for the value our solution provides along with the strong support that has been garnered from Chicago residents, the Chicago Police Department and the vast majority of the city council for Mayor Johnson's consideration.”

“In 2023 we rebranded to SoundThinking, encapsulating the strategic shift we are making to focus on our SafetySmart™ platform. We believe our platform, enhanced by the recent addition of SafePointe, offers a robust suite of public safety and enterprise security tools that will ultimately make our communities and gathering spaces safer. We’ve seen increased adoption of our solutions in 2023 compared to 2022, including a $13.5 million CaseBuilder contract with the New York City Department of Corrections, and see actionable cross-selling opportunities in the year ahead.”

“Overall, with our leading solutions and passionate commitment to customer success, we believe we are well-positioned to execute in 2024. We’ve built strong relationships with customers across the United States, and we are excited about the growth opportunities for our products internationally. As we look forward to the year ahead, we remain focused on driving durable, diversified growth and delivering value to our stakeholders.”

Fourth Quarter 2023 Financial Results

Revenues for the fourth quarter of 2023 were $26.0 million, compared to $21.0 million for the same quarter of 2022. The increase in revenues was primarily due to new and expanding customer subscriptions, an increase in revenues from Forensic Logic, which was acquired in the first quarter of 2022, as well as contribution from the SafePointe acquisition, which was acquired in the third quarter of 2023.

Gross profit for the fourth quarter of 2023 was $15.0 million (58% of revenues), compared to $11.9 million (57% of revenues) for the same period in 2022.

Total operating expenses for the fourth quarter of 2023 were $10.6 million, compared to $11.9 million for the same period in 2022. Operating expenses increased primarily due to higher personnel costs but were partially offset by a contingent consideration reduction of $4.8 million related to the Forensic Logic and SafePointe acquisitions.

Net income for the fourth quarter of 2023 totaled $3.6 million or $0.29 per basic share and $0.28 per diluted share (based on 12.7 million basic and 12.9 million diluted weighted-average shares outstanding), compared to net loss of $1.0 million or $(0.09) per basic and diluted share (based on 12.2 million basic and diluted weighted-average shares outstanding), for the same period in 2022.

Adjusted EBITDA for the fourth quarter of 2023 totaled $4.8 million, compared to $4.3 million in the same period last year.

At quarter end, the company had $5.7 million in cash and cash equivalents, $31.6 million in accounts receivable and contract assets, net, $41.9 million in deferred revenue, $7.0 million in debt related to borrowings to partially fund the SafePointe acquisition in the third quarter, and approximately $18.0 million available on our credit facility.

Full Year 2023 Financial Results

Revenues in 2023 increased 14% to $92.7 million from $81.0 million in 2022. The increase in revenues was primarily due to new and expanding customer subscriptions, an increase in revenues from Forensic Logic, which was acquired in the first quarter of 2022, as well as contribution from the SafePointe acquisition, which was acquired in the third quarter of 2023.

Gross profit in 2023 increased 13% to $52.7 million (57% of revenues) from $46.8 million (58% of revenues) for the same period in 2022.

Total operating expenses in 2023 increased 38% to $54.0 million from $39.0 million in 2022. Operating expenses increased primarily due to higher personnel-related costs as we continue to grow our business and higher than expected consulting and outside services expenses. Additionally, the contingent consideration reduction in 2023 associated with the Forensic Logic acquisition relating to 2023 revenue forecasts that were not achieved was $3.5 million less than the reduction in 2022.

Net loss in 2023 totaled $2.7 million or $(0.22) per basic and diluted share (based on 12.4 million basic and diluted weighted-average shares outstanding), compared to net income of $6.4 million or $0.52 per basic and diluted share (based on 12.2 million basic and 12.3 million diluted weighted-average shares outstanding, respectively) in 2022.

Adjusted EBITDA for 2023 totaled $14.3 million, compared to $15.9 million in 2022.

Financial Outlook

The company introduced its full year 2024 revenue guidance range of $104.0 million to $106.0 million, representing 13% year-over-year growth at the midpoint. The company also expects Adjusted EBITDA margins of 18% to 20% for the full year 2024.

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below. The company has not reconciled its Adjusted EBITDA outlook to GAAP net income (loss) due to the uncertainty and variability of interest income (expense), income taxes, depreciation and amortization, stock-based compensation expenses and acquisition-related expenses, which are reconciling items between Adjusted EBITDA and GAAP net income (loss). Because the company cannot reasonably predict such items, a reconciliation to forecasted GAAP net income (loss) is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net income (loss). For more information, see “Non-GAAP Financial Measures and Key Business Metrics” below.

Conference Call

SoundThinking will hold a conference call today February 27, 2024 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

SoundThinking management will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-451-6152

International dial-in: 1-201-389-0879

Conference ID: 13744205

A live audio webcast of the conference call will be available in listen-only mode simultaneously and available for replay via the investor relations section of the company’s website at www.soundthinking.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through March 27, 2024.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 13744205

Non-GAAP Financial Measures and Key Business Metrics

Adjusted net income (loss): Adjusted net income (loss), a non-GAAP financial measure, represents the company’s net income (loss) before acquisition-related expenses, including adjustments to the company's contingent consideration obligation.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income (loss) before interest (income) expense, income taxes, depreciation, amortization and impairment, stock-based compensation expense and acquisition-related expenses, including adjustments to the company's contingent consideration obligation. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for its solutions. In particular, the exclusion of these expenses in calculating Adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

SoundThinking believes adjusted net income (loss) and Adjusted EBITDA also provide useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. For example, SoundThinking adjusts EBITDA for stock-based compensation expense and acquisition-related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by SoundThinking to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net income (loss), or its other GAAP financial results.

The following table presents a reconciliation of GAAP net income (loss), the most directly comparable GAAP measure, to adjusted net loss, for each of the periods indicated (in thousands, except share and per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
GAAP net income (loss)	$3,643	$(1,045)	$(2,718)	$6,385
Less:
Acquisition-related expenses	(97)	—	767	101
Change in fair value of contingent consideration	(4,763)	(312)	(5,686)	(9,154)
Adjusted net loss	$(1,217)	$(1,357)	$(7,637)	$(2,668)
Adjusted net loss per share, basic and diluted	$(0.10)	$(0.11)	$(0.61)	$(0.22)
Weighted average shares used in computing adjusted net loss per share, basic and diluted	12,736,747	12,215,697	12,425,132	12,171,609

The following table presents a reconciliation of Adjusted EBITDA to GAAP net income (loss), the most directly comparable GAAP measure, for each of the periods indicated (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
GAAP net income (loss)	$3,643	$(1,045)	$(2,718)	$6,385
Less:
Interest (income) expense, net	112	(19)	48	(45)
Income taxes	561	1,167	1,204	1,167
Depreciation and amortization	2,626	2,375	10,752	9,199
Stock-based compensation expense	2,710	2,137	9,982	8,282
Change in fair value of contingent consideration	(4,763)	(312)	(5,686)	(9,154)
Acquisition-related expenses	(97)	—	767	101
Adjusted EBITDA	$4,792	$4,303	$14,349	$15,935

Annual Recurring Revenue (ARR): ARR is calculated for a year based on the expected GAAP revenue for the year from contracts that are in effect on January 1st of such year, assuming all such contracts that are due for renewal during the year renew as expected on or near their renewal date, and including contracts executed during the year after January 1st, but for which GAAP revenue recognition starts January 1st of the year.

Revenue Retention Rate: We calculate our revenue retention rate for each year by dividing the (a) total revenues for such year from those customers who were customers during the corresponding prior year by (b) the total revenues from all customers in the corresponding prior year. For the purposes of calculating our revenue retention rate, we count as customers all entities with which we had contracts in the applicable year. Revenue retention rate for any given period does not include revenues attributable to customers first acquired during such period. We focus on our revenue retention rate because we believe that this metric provides insight into revenues related to and retention of existing customers. If our revenue retention rate for a year exceeds 100%, this indicates a low churn and means that the revenues retained during the year, including from customer expansions, more than offset the revenues that we lost from customers that did not renew their contracts during the year.

Sales and Marketing Spend per $1.00 of New Annualized Contract Value: We calculate sales and marketing spend annually as the total sales and marketing expense during a year divided by the first 12 months of contract value for contracts entered into during the same year. We use this metric to measure the efficiency of our sales and marketing efforts in acquiring customers, renewing customer contracts, and expanding their coverage areas.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s expectations for its estimated revenue and Adjusted EBITDA for 2024, ability to drive profitable growth and build upon existing contracts and partnerships, including in the United States and internationally, operating momentum, financial visibility, sales pipeline, revenue growth, operating leverage and margin expansion in 2024 and beyond. Words such as "expect," "anticipate,"

"should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," or variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the likelihood that the City of Chicago will not be using ShotSpotter following November 2024; the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the potential effects of negative publicity; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; the company’s ability to maintain and enhance its brand; and the company’s ability to address the business and other impacts and uncertainties associated with macroeconomic factors, as well as other risk factors included in the company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About SoundThinking, Inc.

SoundThinking, Inc. (Nasdaq: SSTI) is a leading public safety technology company that delivers AI and data-driven solutions for law enforcement, civic leadership, and security professionals. We are trusted by more than 250 customers and 2,000 agencies to drive more efficient, effective, and equitable public safety outcomes. Our SafetySmart™ platform includes ShotSpotter®, the leading acoustic gunshot detection system; CrimeTracer™, the leading law enforcement search engine; CaseBuilder™, a one-stop investigation management system; ResourceRouter™, software that directs patrol and community anti-violence resources to help maximize their impact; and SafePointe®, an AI-based weapons detection system. SoundThinking has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart, CFO

SoundThinking, Inc.

+1 (510) 794-3100

astewart@soundthinking.com

Investor Relations Contacts:

Matt Glover and Greg Bradbury

Gateway Group, Inc.

+1 (949) 574-3860

SSTI@gateway-grp.com

SoundThinking, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues	$26,045	$20,998	$92,717	$81,003
Costs
Cost of revenues	10,993	9,088	39,874	34,218
Impairment of property and equipment	42	—	114	—
Total costs	11,035	9,088	39,988	34,218
Gross profit	15,010	11,910	52,729	46,785

Operating expenses
Sales and marketing	7,379	5,689	26,959	22,416
Research and development	3,242	2,456	12,138	10,026
General and administrative	4,751	4,040	20,557	15,750
Change in fair value of contingent consideration	(4,763)	(312)	(5,686)	(9,154)
Total operating expenses	10,609	11,873	53,968	39,038
Operating income (loss)	4,401	37	(1,239)	7,747
Other income (expense), net
Interest income (expense), net	(112)	19	(48)	45
Other income (expense), net	(85)	66	(227)	(240)
Total other income (expense), net	(197)	85	(275)	(195)
Income (loss) before income taxes	4,204	122	(1,514)	7,552
Provision for income taxes	561	1,167	1,204	1,167
Net income (loss)	$3,643	$(1,045)	$(2,718)	$6,385
Net income (loss) per share, basic	$0.29	$(0.09)	$(0.22)	$0.52
Net income (loss) per share, diluted	$0.28	$(0.09)	$(0.22)	$0.52
Weighted-average shares used in computing net income (loss) per share, basic	12,736,747	12,215,697	12,425,132	12,171,609
Weighted-average shares used in computing net income (loss) per share, diluted	12,856,219	12,215,697	12,425,132	12,317,707

SoundThinking, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$5,703	$10,479
Accounts receivable and contract asset, net	31,572	30,957
Prepaid expenses and other current assets	3,902	3,225
Total current assets	41,177	44,661
Property and equipment, net	21,028	21,988
Operating lease right-of-use assets	2,315	3,240
Goodwill	33,728	22,971
Intangible assets, net	36,938	27,318
Other assets	3,328	2,570
Total assets	$138,514	$122,748
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,031	$1,633
Line of credit	7,000	—
Deferred revenue, short-term	41,071	41,907
Accrued expenses and other current liabilities	8,798	9,965
Total current liabilities	59,900	53,505
Deferred revenue, long-term	812	1,813
Deferred tax liability	949	685
Other liabilities	2,096	5,800
Total liabilities	63,757	61,803
Stockholders' equity
Common stock	64	62
Additional paid-in capital	170,139	153,573
Accumulated deficit	(95,118)	(92,400)
Accumulated other comprehensive loss	(328)	(290)
Total stockholders' equity	74,757	60,945
Total liabilities and stockholders' equity	$138,514	$122,748